News Release
For Immediate Release

Contact:           Christine Irving, AVP/Communications Manager
Office (856) 690-4372; cell (856) 982-3740

Sun Bancorp Appoints Thomas X. Geisel as
New President and Chief Executive Officer

VINELAND, NJ, December 12, 2007 – Sun Bancorp, Inc. (Nasdaq: SNBC) has appointed Thomas X. Geisel as president and chief executive officer of the bank holding company and its principal subsidiary Sun National Bank, now the third largest commercial banking organization headquartered in New Jersey. He will join the Sun organization effective January 7, succeeding Sidney R. Brown, who has been serving as interim president and CEO. Brown will remain vice chairman of the bank and the holding company.

Geisel, 46, has served since late 2005 as president for KeyBank's Northeast Region, which comprises eight districts across New York, New England and Florida (Capital Region NY, Central New York, Hudson Valley, Rochester, Western New York, Maine, Vermont and Florida) with assets of approximately $20 billion and revenue exceeding $550 million. The Northeast Region is one of four geographic regions nationwide that comprise KeyBank N.A., a unit of the $97 billion-asset Cleveland-based KeyCorp (NYSE: KEY), one of the nation's largest bank holding companies. Geisel also served as a member of the Executive Council of KeyCorp. His offices have been located in Albany, NY.

“We are pleased to have Tom Geisel join Sun Bancorp at a time when the company has good momentum and a solid balance sheet, and we expect he will be an effective catalyst to lead our ongoing growth as one of the largest commercial banking organizations in New Jersey,” said Brown. “He assumes the leadership of a strong group of committed employees whose performance has been exemplary over the past several quarters.”

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“As the senior representative for Key over a very large geographic area, he has been responsible for growing the client base in the Retail Banking, Business Banking, Commercial Banking and Private Banking franchises, with accountability for the region's revenue, expense management, profit and credit quality, and determining the region's strategic direction,” said Brown. “Further, he has an outstanding track record of local community and civic involvement. He previously lived in New Jersey for many years and has extensive business and community contacts in our state.”

“I am looking forward to working with an experienced management team and a favorably positioned organization in a vibrant mid-Atlantic region,” Geisel said. “Sun Bancorp has a good reputation as an employer of choice throughout its markets, and is well on its way toward becoming the premier provider of quality customer experience and financial advice throughout its New Jersey and Delaware footprint. We will focus intensively on continuing our improved financial performance trends, expanding our role as a leading corporate citizen and managing the business with a local touch.”

Prior to managing the Northeast Region of Key, Geisel was most recently the president for Key's Capital Region NY District, as well as regional executive for Commercial Banking, responsible for developing and implementing market strategies, managing sales and service teams with particular emphasis on revenue generation, deepening client relationships and enhancing asset quality.
Geisel joined Key in July 1999 where he held the position of managing director of Investment Banking for the East and West regions of KeyBanc Capital Markets (formerly McDonald Investments' Key Business Advisory Services division). He focused on providing merger, acquisition, divestiture and corporate finance advisory services to middle-market, public and private companies.

His 20 years of financial services experience is well diversified including investment banking, private equity investing, commercial banking and asset management. Additionally, he has represented the U.S. Department of Justice in various capacities domestically and as a diplomat in Latin America and the Caribbean.

An active member of the community, Geisel has been serving on the board of the Albany Medical Center, the Albany Police and Fire Foundation, the Center for Economic Growth, New York Bankers Association, Palace Performing Arts Center and The Business Council of New York State. He was also actively involved as co-chair of Re-Capitalize Albany.

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Sun Bancorp will hold a brief conference call on Thursday, December 13, 2007 at 1:00 p.m. (ET) to introduce Geisel. The conference call will be Web cast live through the Sun Bancorp Web site at www.sunnb.com. Participants are advised to log on 10 minutes ahead of the scheduled start of the call.

Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 branch locations in Southern and Central New Jersey and New Castle County, Delaware. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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